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Shareholder Engagement Fall 2021

2 © 2021 Cardinal Health. All Rights Reserved. Forward-looking statements and GAAP reconciliation This presentation contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain including ongoing volume reductions in our generics program, our ability to recoup or mitigate cost increases to source certain personal protective or other equipment or reduced price or demand for such personal protective equipment resulting in additional inventory reserves, and the possible impact of disruptions of our distribution or manufacturing facilities; competitive pressures in Cardinal Health's various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; risks associated with the distribution of opioids, including the financial impact associated with the proposed settlement agreement and process we have negotiated with governmental authorities, including the risk that we may fail to reach a final settlement agreement or that a significant number of subdivisions may not agree to sign on the proposed settlement agreement, and the risk that challenges to our plans to take tax deductions for opioid-related losses could adversely impact our financial results; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This presentation reflects management’s views as of the date of this presentation. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward- looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. In addition, this presentation contains non-GAAP financial measures. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures in the Financial Appendix at the end of this presentation and at ir.cardinalhealth.com.

3 Our Path Forward © 2021 Cardinal Health. All Rights Reserved.

FY 21 Performance Highlights

Revenue	GAAP EPS[1]	Non-GAAP EPS
162.5B +6%	$2.08	$5.57 +2%

GAAP Operating Earnings[1]	Non-GAAP Operating Earnings	Operating Cash Flow	Total Shareholder Return[2]
472M	2.3 B -5%	2.4 B +24%	13.4%

Financial Performance

- Grew revenue 6% vs. the prior year to $162B
- Grew non-GAAP EPS, despite ~$200M YoY non-GAAP operating earnings headwind related to COVID-19
- Surpassed enterprise cost savings target for 3rd consecutive year

Capital Deployment

- Returned ~$800M to shareholders through dividends and share repurchases
- Strengthened balance sheet by paying down ~$550M of long-term debt

Portfolio & Strategic Positioning

- Agreed to divest Cordis business for ~$1B in proceeds, transaction completed in August 2021
- Continued investments and partnerships in strategic growth areas and innovation

COVID-19 Response & Partnerships

- Partnered with CDC to enable retail independent, small chain, and LTC pharmacy customers to participate in COVID vaccination effort
- Awarded Strategic National Stockpile contract to store and distribute PPE

(1) Includes pre-tax accruals of $1.17 billion ($945 million after tax or $3.21 per share) recorded in FY 21 related to the opioid litigation
(2) TSR over the period from July 1, 2020 through June 30, 2021 expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends
Please see appendix for GAAP to non-GAAP reconciliations

CardinalHealth™

4

© 2021 Cardinal Health. All Rights Reserved.

5 • No increases to base salary for NEOs • Reduced CEO’s annual incentive payout by 65%, eliminating any payout for the earnings component • Reduced other NEOs’ annual incentive payouts by 20% • Gave a bonus to all non-incentive eligible employees recognizing their critical work during the pandemic • FY 19-21 PSUs paid out at 92% after 20% reduction for relative TSR performance • Deferred 50% of CEO’s FY 22 PSU grant over a two-year period after vesting • Deferred 33% of others NEOs’ FY 22 PSU grants over a one-year period after vesting • Increased CEO stock ownership guidelines to 10x base salary • Eliminated upward benefit from TSR modifier on future grants of PSUs if absolute TSR is negative • Will return to setting three-year goals in the PSU program beginning with FY 23 grant • Going forward, Committee will formally consider executives’ alignment with Standards of Business Conduct when assessing individual performance for annual incentive • In addition, starting with the FY 22 annual incentive plan and PSU program, we have expanded DE&I metrics in the program to further our commitment to our DE&I goals. These metrics will focus on building manager DE&I capability and progress against our long-term DE&I management representation goals, which are detailed on page 13 Committee Actions Enacted for FY 2021 © 2021 Cardinal Health. All Rights Reserved. 65% reduction 66pp 7pp 15pp 25pp 15pp 25pp Per Metrics Paid Adjusted Non-GAAP Operating Earnings Tangible Capital Modifier Cost Savings Our Path Forward Impact on CEO Annual Incentive Payout Compensation Committee Enacted a Package of Responsive Changes for FY 2021 Set of actions considers the impact of opioid litigation on company performance and investor feedback and better aligns the interests of executives with those of our shareholders

Component CEO Weighting Performance Metrics FY 21 Outcome Base Salary 10% • Fixed cash compensation, which is reviewed annually and adjusted when appropriate • No salary increases for FY 21 Annual Cash Incentive 15% • 70% - Adjusted non-GAAP operating earnings with tangible capital modifier - Non-GAAP financial measures exclude some restructuring and employee severance costs, amortization and other acquisition-related costs, impairments and gain or loss on disposal of assets and litigation recoveries or charges1 • 20% - Cost savings - Annual cost savings achieved through cost optimization initiatives • 10% - Our Path Forward — Culture - Rating between 1 and 5 based on achievement of goals set for performance management, change management, and diversity, equity and inclusion • CEO’s annual incentive reduced by 65%, resulting in a final award of 40% of his target • Other NEOs’ annual incentive reduced by 20%, resulting in final awards of 90% of their targets Long-Term Incentive 75% (60% PSUs, 40% RSUs) • 70% - Adjusted non-GAAP EPS payout level - Level of achievement of cumulative adjusted non-GAAP EPS goal, the sum of the annual adjusted non-GAAP EPS goals established at the beginning of each of the three fiscal years • 20% - Cost savings - Attaining a specified annual run rate in cost savings projects implemented before the completion of the performance period • 10% - Our Path Forward — Culture - Maintaining or increasing a leadership score in the final employee engagement pulse survey • TSR modifier (+/- 20%) - Cumulative TSR for performance period relative to S&P 500 Health Care Index • FY 19-21 PSUs paid out at 92% after 20% reduction for relative TSR performance 6 © 2021 Cardinal Health. All Rights Reserved. Executive Compensation Program Overview Our program structure ensures pay-for-performance alignment and consistency in evaluating performance 1 While the adjusted non-GAAP operating earnings metric excludes litigation charges, in recognition of the impact of the opioid litigation on the company and its shareholders, the Compensation Committee reduced our CEO’s FY 21 annual cash incentive award by eliminating any payout for the earnings component of the award.

7 * Final payout was reduced 20% for relative TSR ** TSR over the three fiscal year period expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends © 2021 Cardinal Health. All Rights Reserved. 0% 0% 19%* 92%* FY16-FY18 PSUs FY17-FY19 PSUs FY18-FY20 PSUs FY19-FY21 PSUs 3-year TSR** (37.1)% (33.7)% (25.3)% 31.1% Performance Share Unit (PSU) Structure Our PSU program aligns compensation with financial performance and key strategic initiatives • The FY19-21 PSUs were based on performance on adjusted non-GAAP EPS goals • PSU payout adjusted by a +/- 20% relative TSR modifier: • Performance below 20th percentile of the S&P 500 Health Care Index reduces the payout by 20% • Performance above 80th percentile of the index increases the payout by 80% • The TSR modifier strengthens alignment with shareholders, as evidenced by the 20% reductions applied to the FY18-20 and FY 19-21 PSU payouts • Our goal setting is rigorous, as evidenced by the fact that the FY16-18 and FY17-19 PSUs did not pay out We are making adjustments going forward to further align the PSU program with shareholder interests • Eliminated upward benefit from TSR modifier on future grants of PSUs if absolute TSR is negative • Will return to setting three-year goals in the PSU program beginning with FY 21-23 grant • Expanded DE&I metrics in the program (see pages 5 & 13 for further details) The structure of our PSU program closely aligns management’s interests with shareholders’ interests

In July, we announced, along with AmerisourceBergen and McKesson, that we have reached a proposed national settlement agreement which, if all conditions are satisfied, would result in the settlement of the substantial majority of opioid-related lawsuits filed by state and local government entities In September, this same group of distributors announced that enough states have agreed to settle to proceed to the next phase of the process. Each participating state will offer its political subdivisions the opportunity to participate in the settlement for an additional 120-day period, which ends January 2, 2022 We believe the proposed settlement agreement and the process it establishes are important steps toward achieving broad resolution of claims and delivering meaningful relief to thousands of communities across the country As negotiations have progressed, we have booked three accounting accruals to date: • $5.63 billion in October 2019 • $1.02 billion in October 2020 • $149 million in June 2021 Pursuant to the agreement, we would expect to pay up to $6.4 billion, the majority of which would be paid over 18 years 8 © 2021 Cardinal Health. All Rights Reserved. Progress on Opioid Litigation Settlement

Diverse and Experienced Board



Gregory Kenny
Chairman of the Board
Retired President and CEO, General Cable
Joined Board in 2007



Carrie Cox
Retired EVP and President of Global Pharmaceuticals, Schering-Plough
Joined Board in 2009



Bruce Downey
Retired Chairman and CEO, Barr Pharmaceuticals
Joined Board in 2009



Sheri Edison
Retired EVP and General Counsel, Amcor
Joined Board in 2020



David Evans
Retired EVP and CFO, Scotts Miracle-Gro Company
Joined Board in 2020



Patricia Hemingway Hall
Retired President and CEO, Health Care Service
Joined Board in 2013



Akhil Johri
Retired EVP and CFO, United Technologies
Joined Board in 2018



Michael Kaufmann
CEO, Cardinal Health
Joined Board in 2018



Nancy Killefer
Retired Senior Partner, McKinsey & Company
Joined Board in 2015



Dean Scarborough
Retired Chairman and CEO, Avery Dennison
Joined Board in 2019



John Weiland
Retired President and COO, C. R. Bard
Joined Board in 2019

Ethnic Diversity



2
Ethnically Diverse
18%
Ethnically Diverse
9
Other

Tenure



3
11-14 Yrs
5.7
years average tenure
6
0-3 Yrs
2
4-10 Yrs

Gender Diversity



7
Men
36%
Women
4
Women

*Does not include director J. Michael Losh who has reached retirement age and is not up for re-election

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© 2021 Cardinal Health. All Rights Reserved.

The Ad Hoc Committee assists the Board in its oversight of the Company’s response to the nationwide problem of prescription opioid abuse by reviewing and advising on initiatives and developments on related issues • With the retirement of Calvin Darden from the Board in April 2021, Sheri Edison has replaced him on the Committee • Committee has oversight responsibilities for negotiations on the proposed settlement, investigations, and litigation • Committee oversees anti-diversion and controlled substance reporting programs • Committee monitors changes in the regulatory and legislative environment, and the company’s support of solutions to help address the opioid epidemic Enhancing Board Risk Oversight We formed a Risk Oversight Committee in May 2021 to assist the Board in monitoring risks associated with the Company’s operations, including risks associated with ethical, quality, and legal and regulatory requirements (not related to opioids) • Committee will meet at least four times a year, working with other committees (particularly Audit) as appropriate • Committee oversees the Company’s ethics and compliance program, product quality and safety program, and compliance with certain legal and regulatory requirements • Committee recommends a Chief Legal and Compliance Officer to the Board and evaluates their performance • Committee oversees matters formerly overseen by the Surgical Gown Recall Oversight Committee John Weiland, Chair Sheri Edison Gregory Kenny Nancy Killefer Dean Scarborough Risk Oversight Committee Bruce Downey, Chair Gregory Kenny Carrie Cox Sheri Edison Ad Hoc Committee 10 © 2021 Cardinal Health. All Rights Reserved. Our new Risk Oversight Committee complements the work of our standing committees and Ad Hoc Committee to provide Board oversight of key areas

11 © 2021 Cardinal Health. All Rights Reserved. We Request Your Support at the 2021 Annual Meeting Board Voting Recommendations ✓ FOR the election of 11 director nominees ✓ FOR the ratification of appointment of Ernst & Young LLP as our independent auditor ✓ FOR the advisory vote on executive compensation ✓ FOR the approval of a new long-term incentive plan ✓ FOR the approval of an amendment to our Restated Code of Regulations to reduce the ownership threshold to call a special meeting to 10% from 15%  AGAINST the shareholder proposal to adopt a policy that the chairman of the Board be an independent director Our Board asks for your support at the 2021 Annual Meeting

Appendix

13 © 2021 Cardinal Health. All Rights Reserved. Diversity, Equity & Inclusion Our Board and management team worked together to develop our comprehensive talent strategy, which sets ambitious goals to increase diverse employee representation The Human Resources & Compensation Committee recently approved expanding DE&I metrics in the company's FY 22 annual incentive plan and PSU program, with a portion of payouts aligned to progress toward our long-term representation goals over each program's relevant performance periods DE&I Representation Goals are Part of Comprehensive Talent Strategy Recent Initiatives and Disclosures Partnering with Korn Ferry to create a six-month, cohort-based program to enhance development of high potential and high- performing ethnically diverse talent at manager and director levels Created in 2019, the Cabinet aspires to identify issues of Black and African American inequity both within and outside the organization We will continue disclosing our EEO-1 U.S. data as well as pay equity data, which recently found that female employees are paid 99% of what male employees are paid and minority employees are paid 100% of what non-minority employees are paid Expanding our "Aspiring Leaders" program, currently in a pilot phase in the U.S. and designed to help underrepresented supply chain leaders not yet at the manager level grow their leadership skills Recent Awards and Recognition Partnership with Korn Ferry Expand Our "Aspiring Leaders" Program African American and Black Racial Equity Cabinet EEO-1 and Pay Equity Reporting We set ambitious goals to further workforce diversity by 2030: 11% 23% 48% In the U.S., increase representation of African American and Black employees at the manager level and above from 5% to… In the U.S., increase representation of Asian, Latinx, Indigenous and ethnically diverse groups at the manager level and above from 17% to… Globally, increased representation of women at the manager level and above from 40% to…

Operating Sustainably

The Board provides oversight of our efforts to find ways to care for our planet. We recently announced a goal to reduce our Scope 1 and Scope 2 greenhouse gas emissions 50% by 2030 and published our first TCFD Report.

Greenhouse gas emissions
(thousand metric tons CO_2e)



FY20
153
290
FY19
169
350
FY18
177
335
0
100
200
300
400
500
600
Scope 1 (direct)
Scope 2 (indirect)

2021 Commitment

We have set initial targets to reduce Scope 1 and 2 greenhouse gas (GHG) emissions by 50% by 2030. We are working with the Science Based Targets initiative (SBTi) to assess our Scope 3 emissions and seek full validation on our targets.

In September, we published our first TCFD report after completing a climate scenario analysis to identify risks and opportunities related to the physical impacts of climate change and the transition to a low-carbon economy

Total Waste Management Initiative

- Launched in 2018 to simplify and standardize waste management and create business value by strengthening compliance for waste management, supporting business-critical operations and standardizing waste classification
- In 2021, we increased use of Waste-to-Energy, generating 478,000 kWh of power per year
- In 2021, we diverted more than 870 tons of waste from landfills
- Once fully integrated throughout the enterprise by FY23, we expect that Total Waste Management will save at least 3% in waste management costs per year organization-wide compared to FY20 levels

For additional disclosures, please see our 2021 Corporate Citizenship Report

CardinalHealth™

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© 2021 Cardinal Health. All Rights Reserved.

Financial Appendix

FY 21 GAAP/Non-GAAP Reconciliation

Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation[1]

(in millions, except per common share amounts)	Gross Margin	Gross Margin Growth Rate	SG&A[2]	SG&A[2] Growth Rate	Operating Earnings/ (Loss)	Operating Earnings/ (Loss) Growth Rate	Earnings/ (Loss) Before Income Taxes	Provision for/ (Benefit from) Income Taxes	Net Earnings/ (Loss)[3]	Net Earnings/ (Loss)[3] Growth Rate	Effective Tax Rate	Diluted EPS[3]	Diluted EPS[3] Growth Rate
	Fiscal Year 2021												
GAAP	$ 6,778	(1)% $	4,533	(1)% $	472	N.M. $	323 $	(289) $	611	N.M.	(89.7)% $	2.08	N.M.
Surgical gown recall costs/(income)	(24)		4		(28)		(28)	(7)	(21)			(0.07)	
State opioid assessment related to prior fiscal years	-		(38)		38		38	9	29			0.10	
Restructuring and employee severance	-		-		114		114	27	87			0.29	
Amortization and other acquisition-related costs	-		-		451		451	118	333			1.13	
Impairments and (gain)/loss on disposal of assets, net	-		-		79		79	15	64			0.21	
Litigation (recoveries)/charges, net[4]	-		-		1,129		1,129	606	523			1.78	
Loss on early extinguishment of debt	-		-		-		14	3	11			0.04	
(Gain)/Loss on sale of equity interest in naviHealth investment					-		2	1	1			0.01	
Non-GAAP	$ 6,754	(2)% $	4,499	(1)% $	2,255	(5)% $	2,122 $	483 $	1,637	2 %	22.8 % $	5.57	2 %

[1] For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
[2] Distribution, selling, general and administrative expenses.
[3] Attributable to Cardinal Health, Inc.
[4] Litigation (recoveries)/charges, net includes pre-tax charges of $1.17 billion related to the opioid litigation. The net tax benefits associated with the opioid litigation charges are $228 million.

Litigation(recoveries)/charges, includes a tax benefit related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security ("CARES") Act. The total benefit from the net operating loss carryback was $424 million; however, for purposes of Non-GAAP financial measures, we allocated $389 million of the benefit to litigation (recoveries)/charges, net, which is excluded from non-GAAP measures, based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. The tax benefit allocated to the separate tax adjustments of $35 million is included in non-GAAP measures.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

16
© 2021 Cardinal Health. All Rights Reserved.

CardinalHealth™

17 © 2021 Cardinal Health. All Rights Reserved. GAAP/Non-GAAP Definitions Cardinal Health, Inc. and Subsidiaries Definitions Growth rate calculation: growth rates are determined by dividing the difference between current-period results and prior-period results by prior-period results. Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net. Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth. Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net. Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding. 1 LIFO charges and credits are excluded because the factors relating to last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. 2 Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. 3 State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals when the underlying assessments were invalidated by a Court or reimbursed by manufacturers. 4 Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business. 5 Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions. 6 Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non- cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results. 7 Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated substantially all of the tax benefit to litigation charges. 8 Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions. 9 (Gain)/Loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures. The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.